Exhibit 99.1

PRESS RELEASE
Dick’s Sporting Goods Anticipates Non-Cash Impairment Charge and
Announces Unaudited Preliminary Fourth Quarter 2008 Estimates
PITTSBURGH, Pa., February 5, 2009 — Dick’s Sporting Goods, Inc. (NYSE: DKS) today announced that it expects to record a pre-tax non-cash impairment charge based upon unaudited, preliminary year-end estimates in the range of approximately $165 to 180 million, that will decrease net income by $144 to 153 million or approximately $1.29 to 1.37 per diluted share in fiscal 2008. The deterioration of the economy, combined with projections of a continuing trend, has created a shortfall in the fair value estimations for certain assets, such as goodwill, property and equipment, and other intangible assets below their current book value.
The Company’s estimated pre-tax non-cash impairment charge consists of approximately $140 to 150 million for goodwill and other intangible assets acquired as part of the Golf Galaxy acquisition in February 2007 and approximately $25 to 30 million for the write-down of Golf Galaxy, Dick’s Sporting Goods, and Chick’s Sporting Goods store assets. The Company’s estimates were developed in accordance with Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” and No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”.
Store closures are not anticipated as a result of the impairment of store assets. Additionally, the company’s liquidity position is not adversely affected by this non-cash charge.
Fourth Quarter 2008 Unaudited Preliminary Estimates
Comparable store sales for the fourth quarter decreased approximately 8.6%, within the expected range previously estimated by the Company on November 20, 2008 of a decline of approximately 10 to 6%. The comparable store sales calculation for the fourth quarter includes Golf Galaxy stores and excludes the Chick’s Sporting Goods stores.
Comparable store sales for the full year, which include Dick’s Sporting Goods stores only, decreased approximately 4.8% compared to estimates given on November 20, 2008 of a decline of approximately 5 to 4%. The comparable store sales calculation for the full year excludes the Golf Galaxy and Chick’s Sporting Goods stores.
Excluding the asset impairment charge described above, the Company anticipates that fourth quarter 2008 consolidated earnings per diluted share will be at least at the midpoint of its previously-announced estimated range of $0.49 – 0.56 per diluted share excluding costs from the Golf Galaxy and Chick’s Sporting Goods integration, or $0.47 – 0.54 per diluted share including the Golf Galaxy and Chick’s Sporting Goods integration costs. As expected, the Company ended fiscal 2008 without any outstanding borrowings on its revolving credit facility and reduced its inventory per square foot in line with the fourth quarter decline in comparable store sales.

Dick’s Sporting Goods anticipates reporting complete fourth quarter and full year 2008 results in the first half of March 2009 and expects to provide its outlook for 2009 at that time, in accordance with its standard practice.
Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “guidance,” “estimate,” “intend,” “predict,” and “continue” or similar words. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, without limitation, changes in macroeconomic factors and market conditions, including the housing market and fuel costs, that impact the level of consumer spending for the types of merchandise sold by the Company, potential volatility in our stock price and the tightening of availability and higher costs associated with current and new sources of credit resulting from uncertainty in financial markets, changes in consumer demand, the retailing environment and customer preferences and spending habits, competitive pressures, currency exchange rate fluctuations, weather conditions, litigation, risks and costs associated with combining businesses and/or assimilating acquired companies and our ability to manage our operations and growth. Known and unknown risks and uncertainties are more fully described in the Company’s Annual Report on Form 10-K for the year ended February 2, 2008 as filed with the Securities and Exchange Commission on March 27, 2008, and other reports filed with the Securities and Exchange Commission. The Company disclaims any obligation and does not intend to update any forward-looking statements except as may be required by the securities laws.
About Dick’s Sporting Goods, Inc.
Dick’s Sporting Goods, Inc. is an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel, and footwear in a specialty store environment. As of January 31, 2009, the Company operated 384 Dick’s Sporting Goods stores in 39 states primarily throughout the eastern half of the U.S. The Company also owns Golf Galaxy, Inc., a multi-channel golf specialty retailer, with 89 stores in 31 states, ecommerce websites and catalog operations and Chick’s Sporting Goods, Inc., which operates 14 specialty sporting goods stores in Southern California.
Dick’s Sporting Goods, Inc. news releases are available at http://www.dickssportinggoods.com/ (click on the Investor Relations link at the top of the home page).
Contact
Timothy E. Kullman, EVP – Finance, Administration & Chief Financial Officer or
Anne-Marie Megela, Director, Investor Relations
724-273-3400
investors@dcsg.com